Media Contact:	Investor Relations Contact:
Andrea Duffy	Michael J. Melnyk, CFA
Commvault	Commvault
646-295-5241 andreaduffy@commvault.com	646-522-6160 mmelnyk@commvault.com

Commvault Appoints David Morton to Board of Directors

TINTON FALLS, N.J. – September 24, 2026 – Commvault (NASDAQ: CVLT), a leader in unified resilience at enterprise scale, today announced the appointment of David Morton to its Board of Directors, effective immediately. Morton will also serve as Chairperson of the Operating Committee.

Morton currently serves as Executive Vice President and Chief Financial Officer of Intapp, a governed AI platform for professional firms in highly regulated industries. Morton has also held senior financial leadership roles at DigiCert, Anaplan, and Seagate Technology. Throughout his career, Morton has helped technology companies navigate market shifts, scale operations, and deliver disciplined growth in rapidly evolving technology environments. He also brings expertise spanning SaaS, cybersecurity, and data infrastructure.

“David’s extensive financial expertise and distinguished career across a host of respected SaaS, data security, and technology firms will be an invaluable addition to Commvault’s board as the company continues to advance its leadership in cyber resilience,” said Nicholas Adamo, Chairperson of the Board, Commvault.

“Commvault has built a platform that earns customer trust at the moment it matters most. With an expanding portfolio that continues to evolve across cyber resilience and AI recovery, I look forward to contributing to the next chapter," said Morton.

About Commvault
Commvault (NASDAQ: CVLT) is a leader in unified resilience at enterprise scale. In a constantly evolving threat landscape, Commvault keeps customers ready by unifying data security, identity resilience, and cyber recovery, on one cloud-native, AI-enabled platform. Customers trust Commvault to conduct the fastest, most complete recoveries – not just their data, but their entire business. Purpose-built for the agentic enterprise, Commvault also enables organizations to safely embrace AI while protecting against AI-driven threats.

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